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                                                                     EXHIBIT 5.2

                      [FASKEN CAMPBELL GODFREY LETTERHEAD]




April 5, 1999

Oxford Automotive, Inc.
1250 Stephenson Highway
Troy, Michigan  48083
U.S.A.

Attention:  The President
-------------------------

Dear Sirs:
                   10 1/8% SENIOR SUBORDINATED NOTES DUE 2007
                 ISSUED AND SOLD BY OXFORD AUTOMOTIVE, INC., AND
               GUARANTEED BY BMG NORTH AMERICA LIMITED AND OTHERS

We have acted as special Ontario counsel for BMG Holdings Inc. ("HOLDINGS") BMG North America Limited ("BMG") and Oxford Suspension Ltd. ("SUSPENSION") (collectively, the "GUARANTORS" and each, a "GUARANTOR") in connection with the execution and delivery by them of certain documents relating to the issue and sale by Oxford Automotive, Inc. ("OXFORD AUTOMOTIVE") of U.S. $125,000,000 10 1/8% Senior Subordinated Notes due 2007, Series A (the "SERIES A NOTES"), U.S. $35,000,000 10 1/8% Senior Subordinated Notes due 2007, Series B (the "SERIES B NOTES"), and U.S. $40,000,000 10 1/8% Senior Subordinated Notes due 2007, Series C (the "SERIES C NOTES", and together with the Series A Notes and the Series B Notes, the "OLD NOTES"), and in connection with the offer by Oxford Automotive (the "EXCHANGE OFFER") to exchange U.S. $200,000,000 of its 10 1/8% Senior Subordinated Notes due 2007, Series D (the "EXCHANGE NOTES", and together with the Old Notes, the "NOTES") for any and all of the outstanding Old Notes.


You have informed us that the Series C Notes have been, and the Exchange Notes will be, issued pursuant to (i) an Indenture (the "INDENTURE") dated as of December 1, 1998 between Oxford Automotive, certain of its subsidiaries (including the Guarantors) as guarantors and U.S. Bank Trust National Association as trustee for the holders of the Notes (the "TRUSTEE"), (ii) a Purchase Agreement (the "PURCHASE AGREEMENT") dated December 1, 1998 among Oxford Automotive, certain of its subsidiaries (including the Guarantors) as guarantors, and Bear, Stearns & Co. Inc., BT Alex Brown Incorporated and Morgan Stanley & Co. Incorporated, as the purchasers of the Series C Notes (the "INITIAL PURCHASERS"), and (iii) a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") dated December 8, 1998, among Oxford Automotive, the guarantors of the Notes and the Initial Purchasers. The Guarantees, the Indenture, the Purchase Agreement and the Registration Rights Agreement are hereinafter collectively referred to as the "DOCUMENTS", and each a "DOCUMENT").




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The opinions given in this letter are limited to the law applicable in the
Province of Ontario, and the statutes and regulations of the Province of Ontario and of Canada applicable in Ontario (collectively, "ONTARIO LAW"). Accordingly, we do not express any opinion with respect to the laws of any jurisdiction other than Ontario Law in force as at the date of this opinion letter.

We have made the following assumptions specific to this transaction:

(A)      under New York Law, the chosen governing law of each of the Documents,
        (i) none of the Documents imposes any obligation, liability or indebtedness, whether actual or contingent, present or future, primary or secondary (collectively, "LIABILITIES") on any of the Guarantors in relation to any Liabilities of any other person, other than Liabilities of Oxford Automotive in respect of the Notes, and

        (ii) none of the Documents creates any mortgage, charge, lien, encumbrance, security interest or other right in the way of security in or on any real or personal property of either Guarantor, except in relation to its Guarantee;

(B) each party to the Documents is a body corporate duly organized and incorporated and validly existing under the laws of its jurisdiction of incorporation, has all requisite capacity, power and authority to execute, deliver and perform each of the Documents to which it is a party, has taken all necessary corporate, statutory, regulatory and other action to authorize the execution, delivery and performance by it of each such Document and duly authorized signing officers of each such party have executed and delivered each such Document (other than the Exchange Notes) on each such party's behalf in accordance with all applicable laws;


(C) the Trustee and each of the Initial Purchasers is resident in a jurisdiction outside of Canada and does not have a permanent establishment or tangible assets in Canada, a representative office in Canada, or employees ordinarily resident in Canada, and, while the Trustee and some of the Initial Purchasers or their representatives may have discussed financing proposals in Canada or may have discussed the financing contemplated by the Documents in general terms in Canada with Oxford Automotive and the Guarantors (or any of them), none of the Trustee and the Initial Purchasers conducted negotiations in Canada with Oxford Automotive and the Guarantors (or any of them) with respect to the Documents or the transactions contemplated thereby and the decision of the Trustee and each of the Initial Purchasers to participate in such transactions was not made in Canada;

(D) the foregoing assumptions in this letter, are true accurate and complete with respect to the matters addressed in them as of the time and date of execution of the Exchange Notes by the issuers thereof, and there has been no change in Ontario Law or any other applicable law, or the facts assumed by or known to us at the date thereof; and

(E) the Exchange Notes will be duly executed and delivered by Oxford Automotive in accordance with all applicable laws and in the form or substantially in the form of the Note set out in a Schedule or Exhibit to the Indenture, and on each date of execution and delivery of an


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       Exchange Note, each Guarantor will be a wholly-owned subsidiary (for the purposes of section 20 of the Ontario Business Corporations Act) of Oxford Automotive.

Based upon and relying on the foregoing and subject to the assumptions and qualifications set out herein, we are of the opinion that:

1. An action to enforce each Guarantee could be commenced by the Trustee in a court of competent jurisdiction in the Province of Ontario (an "ONTARIO COURT"), in which event an Ontario Court would recognize the choice of the laws of the State of New York ("NEW YORK LAW") as a valid choice of law to govern the Guarantee and would apply New York Law to all issues that an Ontario Court characterized as substantive under the conflict of laws' rules of Ontario Law, assuming that:

       (a)      such choice of law is legal under New York Law;

       (b) such choice of law was made bona fide, and, without limiting the foregoing, such choice of law was not made for the purpose of avoiding the mandatory laws of any other jurisdiction;

       (c) there is no reason for avoiding such choice of law on the grounds of public policy in the Province of Ontario as determined by an Ontario Court;

       (d) New York Law is not an assertion of sovereign power of a political nature by the State of New York or the United States of America; and

       (e) New York Law was specifically pleaded and proved as a question of fact before the Ontario Court.

An Ontario Court will, however, apply Ontario Law to those issues that the Ontario Court characterizes as procedural or administrative under the conflict of laws' rules of Ontario Law. In addition, no opinion is expressed as to whether remedies available under New York Law would be available from an Ontario Court.

2. Any judgment (a "NEW YORK JUDGMENT") obtained by the Trustee against any of the Guarantors in any action taken in the courts of the State of New York (the "NEW YORK COURT") to enforce a payment obligation of that Guarantor under its Guarantee would be recognized and enforced by an Ontario Court in a separate Ontario action without re-examination of the merits of the New York action, if each of the following criteria is satisfied:

       (a) the New York Judgment is for a debt or fixed sum of money other than a judgment in proceedings of a revenue, expropriatory, penal, criminal or similar nature;

       (b) the New York Judgment is final, conclusive and enforceable where rendered;


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       (c)      the New York Court that renders the New York Judgment has
                jurisdiction over the Guarantor and the subject matter of its Guarantee;

       (d) the New York Judgment does not conflict with another final and conclusive judgment in the same cause of action;

       (e)      the New York Judgment is not obtained by fraud or trick;

       (f) the claim for relief on which the New York Judgment is based and enforcement of the New York Judgment in Ontario are not repugnant to public policy under Ontario Law;

       (g) the New York Court rendering the New York Judgment is impartial and provides procedures compatible with the due process standards of an Ontario Court, and without limiting the foregoing:

                (i) the proceedings leading to the New York Judgment are not contrary to the rules of natural justice, and

                (ii) the relevant Guarantor received sufficient notice of the proceedings in the New York Court to enable it to defend the action in which the New York Judgment is rendered;

       (h) if the New York Judgment is obtained by default, there has been no manifest error in the granting of such judgment;

       (i) the proceedings in the New York Court are not contrary to an agreement between the parties under which the dispute in question is to be settled otherwise than by proceedings in the New York Court;

       (j) if the jurisdiction in the New York Court is based on personal service alone, the New York Court is not a seriously inconvenient forum for the trial of the action;

       (k) the procedural rules for commencement and maintenance of the enforcement proceedings in Ontario are observed;

       (l) no new, admissible evidence relevant to the New York Judgment is discovered before the Ontario Court renders judgment;

       (m) no order restricting enforcement of the New York Judgment has been made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada);




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       (n)      no order has been made by the Competition Tribunal established under the Competition Act (Canada) restricting implementation of the New York Judgment as adversely affecting competition in Canada or domestic or foreign trade and commerce in Canada; and

       (o) the action to enforce the New York Judgment in an Ontario Court is commenced within six years of the date of such judgment.

3. The express submission by each Guarantor to the non-exclusive jurisdiction of a New York Court in respect of its Guarantee would be regarded by an Ontario Court as sufficient under Ontario Law to grant personal jurisdiction over the Guarantor to a New York Court. Under Ontario Law, an Ontario Court would recognize that a New York Court has jurisdiction over the subject matter of the relevant Guarantee.

4. None of the Guarantors is entitled to any sovereign immunity under Ontario Law.

5. No stamp duty, value added tax, document duty or other similar charge is payable under Ontario Law on any New York Judgment in order to introduce it into evidence before an Ontario Court, or to enforce a New York Judgment, in an action of the nature referred to in paragraph 2. above

The opinions expressed above are subject to the following qualifications:

       (a) the enforceability of each Guarantee or any judgment (including, without limitation, any New York Judgment) arising out of or in connection with each Guarantee may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting creditors' rights generally. Without limiting the generality of the foregoing,

                (i) the ability to recover or claim for certain costs or expenses may be subject to judicial discretion,

                (ii) section 347 of the Criminal Code (Canada) prohibits the payment of "interest" at a "criminal rate" (as such terms are defined therein),

                (iii) any action on any Guarantee may be proscribed by the Limitations Act (Ontario) after the applicable limitation period has expired, and

                (iv) a money judgment by an Ontario Court may be awarded only in Canadian currency and may be based on a rate of exchange in existence on a date other than the date of payment;
       (b) the enforceability of each Guarantee may be limited by general principles of equity, and no opinion is given as to any specific remedy that may be granted, imposed or rendered (including equitable remedies such as specific performance and injunction);

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       (c)      an Ontario Court reserves the right to decline jurisdiction in any action relating to a Guarantee on the basis that Ontario is an inconvenient forum or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence in the Documents;

       (d) provisions in any Document permitting service of legal process by posting or transmission of copies thereof in accordance with the notice clause of such document may not be recognized as good service by an Ontario court;

       (e) section 4 of the Interest Act (Canada) may restrict the amount of interest payable by the Guarantors to the rate or percentage of five per cent per annum; and

       (f) no opinion is expressed in this letter on the effect of the securities laws of the Province of Ontario on any of the Documents or on the Exchange Offer.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-4 (the "REGISTRATION Statement") relating to the Exchange Offer, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act of 1933 or the rules or regulations thereunder, or that this consent is required by Section 7 of that Act.



Yours truly,

FASKEN CAMPBELL GODFREY